Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Jonathon Singer

jsinger@sagentpharma.com

(847) 908-1605

Sagent Pharmaceuticals Names Frank Harmon Executive Vice President Global Operations

Newly Created Position Supports Long-Term Growth Strategy to Expand Product Offerings and

Enhance Operational Performance

SCHAUMBURG, Ill., February 25, 2016 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT), a leading provider of affordable pharmaceuticals to the hospital market, announced the hiring of Frank Harmon as Executive Vice President, Global Operations. In this newly created role, Mr. Harmon will oversee Sagent’s Global Operations including Product Development, R&D, Manufacturing, Supply Chain, Regulatory and Global Alliance Management, with oversight support of Quality Assurance. Mr. Harmon will report directly to Allan Oberman, Sagent’s Chief Executive Officer.

“Mr. Harmon joins Sagent at an exciting time as we begin to execute against our “Triple E” strategy which is focused on accelerating our growth and enhancing our operational performance,” said Mr. Oberman. “Frank’s extensive experience in pharmaceutical manufacturing and operations, with a proven history of success operating multiple injectable facilities, improving margins and managing complicated supply chains, will play an important role in accelerating our long-term growth trajectory and capitalizing on the favorable market opportunities that we see as critical to long-term value creation.”

Mr. Harmon has close to 40 years of pharmaceutical operations experience with companies including Fresenius Kabi, Cardinal Health, and Aventis-Behring (formerly Centeon LLC). Most recently, he served as Vice President, Operations of Nesher Pharmaceuticals (“Nesher”), a wholly owned subsidiary of Zydus Pharmaceuticals, where he was responsible for all manufacturing and contract packaging operations for generic solid dose and oral liquid products. Prior to joining Nesher, Mr. Harmon served as Chief Operating Officer and Executive Vice President of Fresenius Kabi USA, where he was responsible for managing a global network of parenteral manufacturing facilities and its global supply chain including supply from some of Sagent’s current partners. He earned an MBA degree from St. Louis University and holds a bachelor’s degree in Biology and Chemistry from Western Kentucky University.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a leading provider of affordable pharmaceuticals to the hospital market. Sagent has created a unique, global network of resources, comprising rapid development capabilities, sophisticated manufacturing and innovative drug delivery technologies, resulting in an extensive and rapidly expanding pharmaceutical product portfolio that fulfills the evolving needs of patients.